EXHIBIT 4.20


PRIVATE AND CONFIDENTIAL

July 5, 2001


Mr. Rodney Davis
348 Granby Court
Pickering, ON  L1V 7B9

Dear Mr. Davis:

On behalf of World Gaming plc, I am pleased to offer you the position of Vice President and Chief Financial Officer. This letter will confirm the general terms of our agreement.

The general terms of this offer are:

         Annual Base Salary:            $200,000 (to be reviewed annually). The
                                        first review will be in February 2002.

         Bonus Plan:                    You will be eligible for a bonus of up
                                        to one-half of your base salary on an
                                        annual basis payable in February. For
                                        the remainder of the current fiscal
                                        year, the bonus payment will be on a
                                        pro-rated basis from July 16, 2001.

         Annual Vacation:               Four weeks.

         Group Insurance:               Regular health, dental, and ancillary
                                        benefits as per World Gaming's current
                                        policies. Where policies do not yet
                                        exist, you will develop such policies.

         Business Expenses:             You will be reimbursed for all
                                        reasonable business expenses including,
                                        but not limted to cell phone use and
                                        automobile expenses as per World
                                        Gaming's current policies. Where
                                        policies do not yet exist, you will
                                        develop such policies.

MR. RODNEY DAVID
JULY 5, 2001
PAGE 2


         Confidentiality:               You will agree to execute a
                                        confidentiality agreement in a form
                                        acceptable to World Gaming's solicitor,
                                        which will be effective for 6 months
                                        after termination of your employment.

         Severance:                     If you are released for any reason other
                                        than for cause in the first six months
                                        of your employment, you will receive
                                        three months severance consisting of
                                        salary and bonus pay in lieu of notice.
                                        If released for any reason other than
                                        cause between months six and twelve of
                                        your employment, you will receive six
                                        months severance consisting of salary
                                        and bonus in lieu of notice. If released for any reason other than cause between months twelve and twenty-four of your employment, you will receive twelve (12) months severance consisting go bonus salary and bonus in lieu of notice.

         Options: Options on 200,000 shares in the equity of World Gaming at a strike price of $1.34 ($USD). Options will vest 33 1/3% per year. In the initial year of your employment, the first of the otherwise annual grants will vest on a quarterly basis.

         Additional Options:            Additional options on shares in equity
                                        of World Gaming. All of these options
                                        vest 33 1/3% per year on an annual basis at a share price of $2.25 (USD).

World Gaming recognizes that your credibility in public financial markets is important to you. It also realizes that it may require 4-5 weeks before you are fully conversant and comfortable with the full extent of World Gaming's operation. Accordingly, the Chief Executive Officer and Chief Operating Officer will use their best efforts to avoid putting you in situation where interactions with public markets might demand knowledge and information levels that surpass your "comfort level."

This contract is subject to laws applicable in the Province of Ontario.

MR. RODNEY DAVID
JULY 5, 2001
PAGE 3


Would you kindly confirm acceptance of this offer by returning an executed copy of this offer letter? If you have any questions or would like clarification on any point, please call me at your convenience.

Sincerely,




David Pasieka
Chief Operating Officer
World Gaming plc

JCK/pbo

Agreed and accepted this 7th day of July, 2001.


_______________________
Rodney Davis